UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On June 24, 2026, the Radoff-JEC Group issued the following press release:

The Radoff-JEC Group Urges Seer, Inc. Stockholders to Vote for Boardroom Change Today

Believes New Independent Directors Are Needed to Correct the Board’s Misaligned Priorities and Prevent Further Value Destruction

Reveals Seer’s Board Has Not Responded to the Radoff-JEC Group’s Stockholder-Friendly Offer Made on June 15 to Resolve the Ongoing Proxy Contest, Demonstrating the Board’s Focus on its Own Entrenchment

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.7% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”), today issued the following statement.

•	Seer’s Board of Directors (the “Board”) has destroyed value for stockholders while enriching Company insiders:
o	The Company has posted a -97.0% share price decline since its December 2020 IPO.[1]
o	Seer has generated cumulative reported losses exceeding $465 million since its IPO.[2]
o	Seer has delivered virtually no revenue growth over the last three fiscal years, while investing over $160 million.[3]
o	The Board has rewarded Chairman and CEO Omid Farokhzad, M.D. with nearly $37 million in cumulative compensation while a stockholder who purchased one share at the time of the IPO ($19.00) would be left with less than $0.63.[4]

•	Seer has no plan to create stockholder value under Chairman and CEO Omid Farokhzad, M.D.:
o	Dr. Farokhzad has destroyed more than $1 billion in investor capital across five separate companies, evidence supporting our belief that he is incapable of turning around Seer.[5]
o	The strategic plan overseen by the Board anticipates Seer will not achieve profitability until 2031.[6]
o	The Board rejected our three proposals to acquire Seer for premiums of 33% - 42% to its unaffected share price and a contingent value right – proposals which we believe provide substantially greater certainty of value creation than the Company’s current strategic plan – without even engaging with us.

•	Seer’s Board has not responded to our proposal to settle this proxy contest:
o	On June 15, 2026, we proposed to end our ongoing proxy contest in exchange for Seer adopting governance enhancements and conducting a tender offer for 20 million shares at $2.50 per share, which would be in line with the Board’s authorized buyback program and management’s statements that there is a “significant dislocation” in the Company’s share price.[7]
o	More than a week later, the Board has still not responded to our settlement offer – which it requested in the first place – demonstrating that its priority is not delivering value or governance improvements for stockholders.
o	Instead of focusing on opportunities to maximize value for stockholders as Seer’s share price has consistently traded at a significant discount to net cash, the Board has diluted stockholders by repeatedly issuing large grants of restricted stock units and in-the-money options to Dr. Farokhzad and President and CFO David Horn.

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Prevent Further Value Destruction

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com.

Visit www.SaratogaProxy.com/SEER to learn more.

1 FactSet. Share price decline from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial proposal to acquire the Company.

2 The Company’s Form 10-K for the year ended December 31, 2025 filed on March 2, 2026.

3 Company Form 10-K filings.

4 Company proxy statements. FactSet; share price decline from December 4, 2020 through December 31, 2025.

5 Seer, BIND Therapeutics, Inc., Selecta Biosciences, Inc., Tarveda Therapeutics, Inc. and Senti Biosciences Holdings, Inc.

6 Company PRE 14A filed on October 10, 2025.

7 On the Company’s Q1 2026 earnings call held on May 13, 2026, President and CFO David Horn said: “Our opportunistic share repurchase in the quarter reflect our continued belief that there is a significant dislocation in our share price.”

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com